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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OSTEX INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1450247
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2203 Airport Way South, Suite 400, Seattle, Washington 98134
(Address of principal executive offices, including zip code)

(206) 292-8082
(Registrant's telephone number, including area code)

        Securities to be registered pursuant to Section 12(b) of the Act: None

        Securities to be registered pursuant to Section 12(g) of the Act: Preferred Stock Purchase Rights

Item 1. Description of Registrant's Securities to be Registered

        In contemplation of Ostex International Inc, a Washington corporation ("Ostex"), entering into a merger agreement (the "Merger Agreement"), with Inverness Medical Innovations, Inc., a Delaware corporation ("Inverness"), Ostex adopted and approved, on September 5, 2002, an amendment (the "First Amendment") to the Ostex Rights Agreement dated as of January 21, 1997, between Ostex and ChaseMellon Shareholder Services LLC (the "Rights Agreement"), to provide that the execution, delivery and performance by any party of, and the consummation of the any transactions contemplated by, the Merger Agreement and transaction documents related thereto, will not cause Inverness or any of its affiliates to become an Acquiring Person (as defined in the Rights Agreement) nor give rise to any event that, through the passage of time or otherwise, would result in the occurrence of a Shares Acquisition Date or a Distribution Date (as those terms as defined in the Rights Agreement).

        The parties executed the Merger Agreement on September 6, 2002, the terms and conditions of which are described in Ostex' Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2002.

        A copy of the First Amendment to the Rights Agreement dated as of September 5, 2002, is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment.

Item 2. Exhibits

        Exhibit 99.1: First Amendment to Rights Agreement dated as of September 5, 2002 by and between Ostex International, Inc and Mellon Investor Services LLC.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

        Date: September 19, 2002

OSTEX INTERNATIONAL, INC.
By:	/s/ Thomas A. Bologna Name: Thomas A. Bologna Title: Chairman, President & CEO

EXHIBIT INDEX

Exhibit No.	Description
99.1	First Amendment to Rights Agreement dated as of September 5, 2002 by and between Ostex International, Inc and Mellon Investor Services LLC

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  Item 1. Description of Registrant's Securities to be Registered
  Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX